Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… October 16, 2020 News Release

STATE STREET REPORTS THIRD-QUARTER 2020 EPS OF $1.45 PER SHARE
% changes noted below reflect year-over-year 3Q comparisons
TOTAL FEE AND SERVICING FEE REVENUE BOTH UP 2%
ACHIEVED NEW INVESTMENT SERVICING WINS OF $249 BILLION
NEW FRONT-TO-BACK STATE STREET ALPHASM DEALS REPRESENT APPROXIMATELY ONE-THIRD OF NEW BUSINESS WINS
EXPENSES DOWN (4)%, OR (2)% EX-NOTABLES(a), REFLECTING ONGOING
EXPENSE MANAGEMENT INITIATIVES
OPERATING AT ELEVATED CAPITAL LEVELS WITH CET1 OF 12.4%

Ron O'Hanley, Chairman and Chief Executive Officer: "These results reflect year-over-year growth in nearly all fee revenue lines and continued advancement of our strategy amid a difficult and complex operating environment. Despite the challenges, we achieved strong new business wins, maintained pricing discipline, and saw continued demand for Charles River Development and State Street Alpha, our front-to-back servicing platform, including the signing of a large new client. Though persistent low rates depressed net interest income during the quarter, deposit levels remain strong, allowing us to lend more to our clients and reinvest in our investment portfolio. Furthermore, our laser focus on enhancing productivity and reducing expenses continues."

O'Hanley added: "I am proud of what we are accomplishing in support of our clients, our people, the financial markets and the communities where we live. I am confident that while we work our way through this challenging time, we are creating a strong foundation for growth and remain well positioned to return capital to shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q20	2Q20	3Q19	% QoQ		% YoY
Income statement:
Total fee revenue	$2,306	$2,378	$2,259	(3)%		2%
Net interest income	478	559	644	(14)		(26)
Total revenue	2,784	2,937	2,903	(5)		(4)
Provision for credit losses(1)	—	52	2	nm		nm
Total expenses	2,103	2,082	2,180	1		(4)
Net income	555	694	583	(20)		(5)

Financial ratios and other metrics:
Diluted earnings per share	$1.45	$1.86	$1.42	(22)%		2%
Return on average common equity	8.9%	12.1%	9.7%	(320)	bps	(80)	bps
Pre-tax margin	24.5	27.3	24.8	(280)		(30)
AUC/A ($ billions)	36,643	33,515	32,899	9%		11%
AUM ($ billions)	3,148	3,054	2,953	3		7

(1) See endnotes included In This News Release.
(a )See 3Q20 Highlights in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617/664-3477          Media Contact: Carolyn Cichon +1 617/664-8672

3Q20 HIGHLIGHTS
(all comparisons are to 3Q19, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 11% to $36.6 trillion, primarily due to higher period-end market levels, net new business growth, and client flows.
•Investment Management AUM as of quarter-end increased 7% to $3.1 trillion, mainly driven by higher period-end market levels and net inflows from ETFs, partially offset by institutional net outflows.

New business
•Investment Servicing mandates announced in 3Q20 totaled $249 billion, with approximately one-third of wins driven by State Street Alpha. Quarter-end servicing assets remaining to be installed in future periods totaled $486 billion.
•Charles River Development (CRD) 3Q20 new bookings of $17 million with a strong front-to-back State Street Alpha pipeline.

Revenue
•Fee revenue increased 2%, largely due to improving servicing and management fees, stronger CRD revenue and FX trading services, partially offset by a decline in securities finance revenue.
◦Servicing and management fees both increased 2%, FX trading services increased 4%, Securities finance decreased (28)%, and Software and processing fees increased 21% primarily reflecting CRD performance.
•Net interest income (NII) decreased (26)%, primarily due to lower market rates, the absence of 3Q19 episodic market-related benefits, and a 3Q20 true-up of approximately $20 million, partially offset by higher investment portfolio and loan balances. Excluding the episodic items and true-up, NII decreased (20)% compared to 3Q19.(b)
◦Compared to 2Q20, NII decreased (14)%, or (11)% excluding the true-up in 3Q20.

Provision for credit losses
•Net provisions for credit losses, calculated under the Current Expected Credit Loss (CECL) accounting standard, was nil in 3Q20 compared to $52 million in 2Q20, reflecting slightly improving economic forecasts and limited negative credit migration.

Expenses and efficiencies
•Total expenses were down (4)%, or (2)% ex-notable items reflecting ongoing expense management initiatives. Headcount was down (1)% compared to 3Q19.
•Progress in driving increased productivity and cost efficiency enabled controlled investments to support our operations, client needs, and technology innovation.
◦Company-wide productivity and efficiency efforts achieved year-to-date gross savings of over $300 million, or approximately 5% points of expense base, or 2% on a net basis.(c)

(b) 3Q20 NII of $478 million includes a true-up of approximately $(20) million related to prior periods that had previously been recorded in other comprehensive income. 3Q19 NII of $644 million includes approximately $20 million of episodic market-related benefits. Excluding these episodic items and the 3Q20 true-up, 3Q20 adjusted NII of $498 million decreased (20)% as compared to 3Q19 adjusted NII of $624 million, and (11)% as compared to 2Q20.
(c) Company-wide productivity and efficiency gross savings based on an expenses ex-notable items basis for the comparison between 3Q20YTD and 3Q19YTD. 3Q20YTD expenses ex-notable items of $6,411M decreased (2)% from 3Q19YTD expenses ex-notable items of $6,547M. The decrease is primarily driven by gross savings worth approximately (5)%, partially offset by incremental investments and variable costs worth approximately 3%.

Notable items

(Dollars in millions, except EPS amounts)	Quarters
	3Q20	2Q20	3Q19

Acquisition and restructuring costs	(15)	(12)	(27)
Legal and related costs	9	—	(18)

Notable items (pre-tax)	$(6)	$(12)	$(45)

EPS impact ($s)	$—	$(0.02)	$(0.09)

Capital
•Common Equity Tier 1 (CET1) of 12.4% (Standardized), Tier 1 Leverage ratio of 6.6% and Supplementary Leverage ratio (SLR) of 8.2% at quarter-end.
•Returned $183 million to shareholders in 3Q20 in the form of common share dividends. Consistent with the restrictions imposed on large banks by the Federal Reserve, we made no common share repurchases in 3Q20.
•ROE of 8.9% in 3Q20, decreased (0.8)% points compared to 3Q19 and decreased (3.2)% points compared to 2Q20.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	3Q20	2Q20	3Q19	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$36,643	$33,515	$32,899	9.3%	11.4%
Assets under Management (AUM)(2)	3,148	3,054	2,953	3.1	6.6

Market Indices:(3)
S&P 500 daily average	3,320	2,932	2,958	13.2	12.2
S&P 500 EOP	3,363	3,100	2,977	8.5	13.0
MSCI EAFE daily average	1,871	1,681	1,882	11.3	(0.6)
MSCI EAFE EOP	1,855	1,781	1,889	4.2	(1.8)
MSCI Emerging Markets daily average	1,084	930	1,014	16.6	6.9
MSCI Emerging Markets EOP	1,082	995	1,001	8.7	8.1
Barclays Capital Global Aggregate Bond Index EOP	541	527	509	2.7	6.3
Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	8.0	8.2	6.9	(2.4)	15.9
JPM Emerging Market Volatility Index daily average	10.8	11.1	8.1	(2.7)	33.3

Average Foreign Exchange Rate:
Euro vs. USD	1.169	1.101	1.112	6.2	5.1
GBP vs. USD	1.292	1.242	1.233	4.0	4.8
(1) Includes assets under custody of $27,333 billion, $25,399 billion, and $25,078 billion, as of EOP for 3Q20, 2Q20, and 3Q19, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA

The following table represents industry flow data.

(Dollars in billions)	3Q20	2Q20	1Q20	4Q19	3Q19
North America - (US Domiciled) Morningstar Direct Market Data:(1)
Long Term Funds	$1	$56	$(240)	$50	$35
Money Market	(193)	259	665	182	199
ETF	78	70	22	88	29
Total Flows	$(114)	$385	$447	$320	$263

EMEA-Morningstar Direct Market Data:(1)(2)
Long Term Funds	$175	$168	$(138)	$160	$98
Money Market	117	153	12	(9)	83
ETF	40	36	(3)	48	30
Total Flows	$332	$357	$(129)	$199	$211
(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. Industry flow data presented reflects a change in data providers from previous presentations for all periods presented. See endnotes included In This News Release.
(2) The third quarter of 2020 data for Europe is on a rolling three month basis for June 2020 through August 2020, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	3Q20	2Q20	3Q19	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification:
Mutual funds	$10,143	$9,155	$8,687	10.8%	16.8%
Collective funds, including ETFs	9,960	9,111	9,224	9.3	8.0
Pension products	7,322	6,694	6,817	9.4	7.4
Insurance and other products	9,218	8,555	8,171	7.7	12.8
Total Assets Under Custody and/or Administration	$36,643	$33,515	$32,899	9.3%	11.4%
By Financial Instrument:
Equities	$20,094	$18,190	$18,243	10.5%	10.1%
Fixed-income	12,403	11,342	10,413	9.4	19.1
Short-term and other investments	4,146	3,983	4,243	4.1	(2.3)
Total Assets Under Custody and/or Administration	$36,643	$33,515	$32,899	9.3%	11.4%
(1) As of period-end.
INVESTMENT MANAGEMENT AUM
The following tables present 3Q20 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of June 30, 2020	$1,845	$476	$390	$158	$185	$3,054
Net asset flows:
Long-term institutional(2)	(19)	15	—	2	(6)	(8)
ETF	(4)	2	(2)	—	5	1
Cash fund	—	—	(58)	—	—	(58)
Total flows, net	$(23)	$17	$(60)	$2	$(1)	$(65)
Market appreciation/(depreciation)	123	(5)	2	4	11	135
Foreign exchange impact	15	4	1	2	2	24
Total market/foreign exchange impact	$138	$(1)	$3	$6	$13	$159

Ending balance as of September 30, 2020	$1,960	$492	$333	$166	$197	$3,148

(Dollars in billions)	3Q20	2Q20	1Q20	4Q19	3Q19
Beginning balance	$3,054	$2,689	$3,116	$2,953	$2,918
Net asset flows:
Long-term institutional(2)	(8)	(31)	10	(16)	(14)
ETF	1	26	(3)	24	12
Cash fund	(58)	28	32	(11)	15
Total flows, net	$(65)	$23	$39	$(3)	$13
Market appreciation/(depreciation)	135	324	(436)	149	40
Foreign exchange impact	24	18	(30)	17	(18)
Total market and foreign exchange impact	$159	$342	$(466)	$166	$22

Ending balance	$3,148	$3,054	$2,689	$3,116	$2,953

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	3Q20	2Q20	3Q19	% QoQ		% YoY
Servicing fees	$1,301	$1,272	$1,272	2.3%		2.3%
Management fees	455	425	445	7.1		2.2
Foreign exchange trading services	294	344	284	(14.5)		3.5
Securities finance revenue	84	92	116	(8.7)		(27.6)
Software and processing fees	172	245	142	(29.8)		21.1
Total fee revenue	$2,306	$2,378	$2,259	(3.0)		2.1

Net interest income	478	559	644	(14.5)		(25.8)
Other income	—	—	—	—		—
Total Revenue	$2,784	$2,937	$2,903	(5.2)		(4.1)

Net interest margin (FTE)(d)	0.85%	0.93%	1.42%	(8)	bps	(57)	bps

Servicing fees were up 2% compared to 3Q19, primarily driven by higher average market levels, net new business and client activity, partially offset by moderating pricing headwinds. Servicing fees were up 2% compared to 2Q20, largely due to higher average market levels, partially offset by lower client activity.

Management fees increased 2% compared to 3Q19, and 7% compared to 2Q20, primarily driven by higher average market levels, partially offset by institutional net outflows.

Foreign exchange trading services increased 4% compared to 3Q19, reflecting higher client FX volume and volatility. Compared to 2Q20, Foreign exchange trading services decreased (15)%, mainly reflecting continued normalization of FX volume and volatility.

Securities finance decreased (28)% compared to 3Q19, primarily driven by lower balances and spreads. Securities finance decreased (9)% compared to 2Q20, primary driven by lower agency reinvestment rates.

Software and processing fees increased 21% compared to 3Q19, primarily reflecting higher CRD revenues and market-related adjustments. Compared to 2Q20, Software and processing fees decreased (30)%, mainly reflecting the absence of a large on-premises CRD implementation and renewals reported in 2Q20 as well as lower market-related adjustments.

Net interest income (NII) decreased (26)% compared to 3Q19, primarily due to lower market rates, the absence of 3Q19 episodic market-related benefits, and a 3Q20 true-up of approximately $20 million, partially offset by higher investment portfolio and loan balances. NII decreased (14)% compared to 2Q20, largely driven by the impact of lower market rates and a 3Q20 true-up, partially offset by an expansion of the investment portfolio (ex-MMLF).

Total revenues were positively impacted by FX translation when compared to 3Q19 and 2Q20 by $32M and $38M, respectively.

(d) NIM is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	3Q20	2Q20	3Q19	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$163	$124	$88	31.5%	85.2%
Provision for credit losses	—	52	2	nm	nm
Charge-offs	(14)	(14)	(2)	—	nm
Other(1)	4	1	(2)	nm	nm
Ending Balance	$153	$163	$86	(6.1)%	77.9%

(1) Consists primarily of FX translation

Net provisions for credit losses, calculated under the CECL accounting standard, was nil in 3Q20 compared to $52 million in 2Q20, reflecting slightly improving economic forecasts and limited negative credit migrations.

EXPENSES

(Dollars in millions)	3Q20	2Q20	3Q19	% QoQ		% YoY
Compensation and employee benefits	$1,062	$1,051	$1,083	1.0%		(1.9)%
Information systems and communications	395	376	376	5.1		5.1
Transaction processing services	234	233	254	0.4		(7.9)
Occupancy	109	109	113	—		(3.5)
Acquisition and restructuring costs	15	12	27	25.0		(44.4)
Amortization of other intangible assets	59	58	59	1.7		—
Other	229	243	268	(5.8)		(14.6)
Total Expenses	$2,103	$2,082	$2,180	1.0%		(3.5)%
Total expenses, excluding notable items and seasonal expenses	$2,097	$2,070	$2,135	1.3		(1.8)

Effective tax rate	18.5%	13.6%	19.2%	490	bps	(70)	bps

Compensation and employee benefits decreased (2)% compared to 3Q19, primarily driven by lower headcount, employee medical costs and incentive compensation. Compensation and employee benefits were up 1% compared to 2Q20, primarily driven by the absence of vendor credits and additional day count, partially offset by lower incentive compensation.

Information systems and communications increased 5% compared to 3Q19, mainly reflecting higher software costs and technology infrastructure investments, partially offset by third-party vendor savings. Information systems and communications was up 5% compared to 2Q20, largely reflecting the absence of vendor credits reported in 2Q20.

Transaction processing services decreased (8)% compared to 3Q19 primarily reflecting higher sub-custody savings. Transaction processing services was flat compared to 2Q20.

Occupancy decreased (4)% compared to 3Q19, primarily due to footprint optimization. Occupancy was flat compared to 2Q20.

Other expenses decreased (15)% compared to 3Q19, mainly driven by a notable legal and related expense in 3Q19, a notable accrual release in 3Q20, lower marketing and travel spend, partially offset by higher professional fees. Other expenses were down (6)% compared to 2Q20, mainly due to lower professional fees, partially offset by higher marketing spend.

The effective tax rate in 3Q20 decreased to 18.5% from 19.2% in 3Q19. Compared to 2Q20, the effective tax rate increased from 13.6% primarily due to the use of foreign tax credits in the prior quarter.

Total GAAP expenses were adversely impacted by FX translation when compared to 3Q19 and 2Q20 by $21M and $31M, respectively.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimated regulatory capital ratios for State Street Corporation.

September 30, 2020	3Q20	2Q20	3Q19
Basel III Standardized:
Common Equity Tier 1 ratio	12.4%	12.3%	11.3%
Tier 1 capital ratio	14.6%	14.6	14.6
Total capital ratio	15.6%	15.7	15.3

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	12.8%	12.7	12.2
Tier 1 capital ratio	15.1%	15.1	15.9
Total capital ratio	16.0%	16.0	16.5

Tier 1 leverage ratio	6.6%	6.1	7.4
Supplementary leverage ratio	8.2%	8.3	6.6

Liquidity coverage ratio	109%	109%	110%

Standardized capital ratios were binding for the period. The standardized CET1 ratio increased to 12.4% as compared to 11.3% in 3Q19 primarily due to higher retained earnings, partially offset by an increase in risk weighted assets. Compared to 2Q20, the CET ratio increased 0.1% point. The Tier 1 Leverage ratio decreased to 6.6% as compared to 7.4% in 3Q19 mainly due to an increase in adjusted average assets and the redemption of the Company's preferred stock in 4Q19 and 1Q20, partially offset by higher retained earnings. Compared to 2Q20, the Tier 1 Leverage ratio increased 0.5% points primarily driven by higher retained earnings and lower adjusted average assets.

Liquidity coverage ratio (LCR) for State Street Corporation of approximately 109%, which is in line with prior periods.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, October 16, 2020, at 10:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (844) 862-1432 or (702) 495-1535. The Conference ID# is 7356747.

Recorded replays of the conference call will be available on the website and by telephone at (855) 859-2056 or (404) 537-3406 beginning approximately two hours after the call's completion. The Conference ID# is 7356747.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 3Q20, State Street expects to publish its updates during the period beginning today and ending on or about November 15, 2020.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $36.6 trillion in assets under custody and/or administration and $3.1 trillion* in assets under management as of September 30, 2020, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of September 30, 2020 includes approximately $81 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•CRD bookings, as presented in this News Release, represent signed annual recurring revenue contract value excluding bookings with affiliates, including SSGA. CRD revenue derived from affiliate agreements is eliminated in consolidation for financial reporting purposes. For 3Q20, on a consolidated basis, CRD revenue contributed $89 million, including $86 million in Software and processing fees and $3 million in FX trading services.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Distribution fees from the SPDR® Gold ETF and the SPDR® Long Dollar Gold Trust ETF are recorded in FX trading services and not in management fee revenue.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 3Q20. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated as of October 16, 2020. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Return on tangible equity is determined by dividing annualized, year-to-date net income available to common equity by total tangible common equity. Refer to the Addendum included with this News Release for details.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.

•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Data providers for North America and EMEA industry flows were changed to Morningstar from other providers in 3Q20 for consistency across regions and other efficiency considerations. Data collection and tabulation methodologies among data providers differ. All periods presented reflect data sourced from Morningstar. Prior period data therefore differs from data previously presented, which was sourced from other data providers. Industry data is provided for illustrative purposes only.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 3Q20 data for North America (US domiciled) includes Morningstar actuals July and August and Morningstar estimates for September 2020.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 3Q20 data for Europe is on a rolling three month basis for June 2020 through August 2020, sourced by Morningstar.
•We adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, Allowance for Credit Losses. Prior to 2020, we recognized an allowance for loan losses under an incurred loss model.
◦Prior to the adoption of ASU 2016-13, the provision for unfunded commitments was recorded within other expenses in the consolidated statement of income. Upon adoption of ASU 2016-13 in 1Q20, the entire provision for credit losses is recorded within provision for credit losses in the consolidated statement of income. For purposes of this presentation on a like-for-like basis, the provision for credit losses includes $0 of unfunded commitments in 3Q19 included within other expenses. See Allowance for credit losses within the Addendum to this News Release.
◦The allowance for credit losses on unfunded commitments is included within Other liabilities in the Consolidated Statement of Condition.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•the financial strength of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposures or to which our clients have such exposures as a result of our acting as agent, including as an asset manager or securities lending agent;
•the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements, caused by the COVID-19 pandemic, which will depend on several factors, including the scope and duration of the pandemic, its influence on the economy and financial markets, the effectiveness of our work from home arrangements and staffing levels in operational facilities, challenges associated with our return to office plans such as maintaining a safe office environment and integrating at-home and in-office staff, the impact of market participants on which we rely and actions taken by governmental authorities and other third parties in response to the pandemic and the impact of lower equity market valuations on our service and management fee revenue;

•increases in the volatility of, or declines in the level of, our NII; changes in the composition or valuation of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities); and changes in the manner in which we fund those assets;
•the volatility of servicing fee, management fee, trading fee and securities finance revenues due to, among other factors, the value of equity and fixed-income markets, market interest and FX rates, the volume of client transaction activity, competitive pressures in the investment servicing and asset management industries, and the timing of revenue recognition with respect to software and processing fees revenues;
•the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits; the liquidity of the assets on our balance sheet and changes or volatility in the sources of such funding, particularly the deposits of our clients; and demands upon our liquidity, including the liquidity demands and requirements of our clients;
•the level, volatility and uncertainty of interest rates; the expected discontinuation of Interbank Offered Rates including London Interbank Offered Rate (LIBOR); the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrue expenses; the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally; and the impact of monetary and fiscal policy in the U.S. and internationally on prevailing rates of interest and currency exchange rates in the markets in which we provide services to our clients;
•the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to impairment of such securities and the recognition of a provision for credit losses in our consolidated statement of income;
•our ability to attract and retain deposits and other low-cost, short-term funding; our ability to manage the level and pricing of such deposits and the relative portion of our deposits that are determined to be operational under regulatory guidelines; our ability to deploy deposits in a profitable manner consistent with our liquidity needs, regulatory requirements and risk profile; and the risks associated with the potential liquidity mismatch between short-term deposit funding and longer term investments;
•the manner and timing with which the Federal Reserve and other U.S. and non-U.S. regulators implement or reevaluate the regulatory framework applicable to our operations (as well as changes to that framework), including implementation or modification of the Dodd-Frank Act and related stress testing and resolution planning requirements and implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee and European legislation (such as Undertakings for Collective Investments in Transferable Securities (UCITS) V, the Money Market Fund Regulation and the Markets in Financial Instruments Directive II/Markets in Financial Instruments Regulation); among other consequences, these regulatory changes impact the levels of regulatory capital, long-term debt and liquidity we must maintain, acceptable levels of credit exposure to third parties, margin requirements applicable to derivatives, restrictions on banking and financial activities and the manner in which we structure and implement our global operations and servicing relationships. In addition, our regulatory posture and related expenses have been and will continue to be affected by heightened standards and changes in regulatory expectations for global systemically important financial institutions applicable to, among other things, risk management, liquidity and capital planning, cyber-security, resiliency, resolution planning and compliance programs, as well as changes in governmental enforcement approaches to perceived failures to comply with regulatory or legal obligations;
•adverse changes in the regulatory ratios that we are, or will be, required to meet, whether arising under the Dodd-Frank Act or implementation of international standards applicable to financial institutions, such as those proposed by the Basel Committee, or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in the calculation of our capital or liquidity ratios that cause changes in those ratios as they are measured from period to period;
•requirements to obtain the prior approval or non-objection of the Federal Reserve or other U.S. and non-U.S. regulators for the use, allocation or distribution of our capital or other specific capital actions or corporate activities, including, without limitation, acquisitions, investments in subsidiaries, dividends and stock repurchases, without which our growth plans, distributions to shareholders, share repurchase programs or other capital or corporate initiatives may be restricted;
•geopolitical risks applicable to our operations and activities in jurisdictions globally, including emerging markets and economies, that have the potential to disrupt or impose costs, delays or damages upon our, our clients', our counterparties' and suppliers' and our infrastructure providers' respective operations, activities and strategic planning and to compromise financial markets and stability;
•changes in law or regulation, or the enforcement of law or regulation, that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including, without limitation, additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to our operating model and the adequacy and resiliency of our controls or compliance programs;
•cyber-security incidents, or failures to protect our systems and our, our clients' and others' information against cyber-attacks, that could result in the theft, loss, unauthorized access to, disclosure, use or alteration of information, system failures, or loss of access to information; any such incident or failure could adversely impact our ability to conduct our businesses, damage our reputation and cause losses, potentially materially;
•our ability to expand our use of technology to enhance the efficiency, accuracy and reliability of our operations and our dependencies on information technology; to replace and consolidate systems, particularly those relying upon older technology, and to adequately incorporate cyber-security, resiliency and business continuity into our operations, information technology infrastructure and systems management; to implement robust management processes into our technology development and maintenance programs; and to control risks related to use of technology, including cyber-crime and inadvertent data disclosures;
•our ability to identify and address threats to our information technology infrastructure and systems (including those of our third-party service providers); the effectiveness of our and our third party service providers' efforts to manage the resiliency of the systems on which we rely; controls regarding the access to, and integrity of, our and our clients' data; and complexities and costs of protecting the security of such systems and data;
•our ability to control operational and resiliency risks, data security breach risks and outsourcing risks; our ability to protect our intellectual property rights; the possibility of errors in the quantitative models we use to manage our business; and the possibility that our controls will prove insufficient, fail or be circumvented;
•economic or financial market disruptions in the U.S. or internationally, including those which may result from recessions or political instability; for example, the United Kingdom's (U.K.) exit from the European Union or actual or potential changes in trade policy, such as tariffs or bilateral and multilateral trade agreements;
•our ability to create cost efficiencies through changes in our operational processes and to further digitize our processes and interfaces with our clients, any failure of which, in whole or in part, may among other things, reduce our competitive position, diminish the cost-effectiveness of our systems and processes or provide an insufficient return on our associated investment;
•our ability to promote a strong culture of risk management, operating controls, compliance oversight, ethical behavior and governance that meets our expectations and those of our clients and our regulators, and the financial, regulatory, reputational and other consequences of our failure to meet such expectations;
•the impact on our compliance and controls enhancement programs associated with the appointment of a monitor under the deferred prosecution agreement with the DOJ and compliance consultant appointed under a settlement with the SEC, including the potential for such monitor and compliance consultant to require changes to our programs or to identify other issues that require substantial expenditures, changes in our operations, payments to clients or reporting to U.S. authorities;
•the results of our review of our billing practices, including additional findings or amounts we may be required to reimburse clients, as well as potential consequences of such review, including damage to our client relationships or our reputation, adverse actions or penalties imposed by governmental authorities and costs associated with remediation of identified deficiencies;
•the results of, and costs associated with, governmental or regulatory inquiries and investigations, litigation and similar claims, disputes, or civil or criminal proceedings;
•changes or potential changes in the amount of compensation we receive from clients for our services, and the mix of services provided by us that clients choose;
•the large institutional clients on which we focus are often able to exert considerable market influence and have diverse investment activities, and this, combined with strong competitive market forces, subjects us to significant pressure to reduce the fees we charge, to potentially significant changes in our AUC/A or our AUM in the event of the acquisition or loss of a client, in whole or in part, and to potentially significant changes in our revenue in the event a client re-balances or changes its investment approach, re-directs assets to lower- or higher-fee asset classes or changes the mix of products or services that it receives from us;
•the potential for losses arising from our investments in sponsored investment funds;
•the possibility that our clients will incur substantial losses in investment pools for which we act as agent; the possibility of significant reductions in the liquidity or valuation of assets underlying those pools and the potential that clients will seek to hold us liable for such losses; and the possibility that our clients or regulators will assert claims that our fees, with respect to such investment products, are not appropriate;
•our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;
•the credit agency ratings of our debt and depositary obligations and investor and client perceptions of our financial strength;
•adverse publicity, whether specific to us or regarding other industry participants or industry-wide factors, or other reputational harm;

•changes or potential changes to the competitive environment, due to, among other things, regulatory and technological changes, the effects of industry consolidation and perceptions of us, as a suitable service provider or counterparty;
•our ability to complete acquisitions, joint ventures and divestitures, including, without limitation, our ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;
•the risks that our acquired businesses, including, without limitation, CRD, and joint ventures will not achieve their anticipated financial, operational and product innovation benefits or will not be integrated successfully, or that the integration will take longer than anticipated; that expected synergies will not be achieved or unexpected negative synergies or liabilities will be experienced; that client and deposit retention goals will not be met; that other regulatory or operational challenges will be experienced; and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;
•our ability to integrate CRD's front office software solutions with our middle and back office capabilities to develop our front-to-middle-to-back office State Street Alpha that is competitive, generates revenues in line with our expectations and meets our clients' requirements; the dependency of State Street Alpha on enhancements to our data management and the risks to our servicing model associated with increased exposure to client data;
•our ability to recognize evolving needs of our clients and to develop products that are responsive to such trends and profitable to us; the performance of and demand for the products and services we offer; and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;
•our ability to grow revenue, manage expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements and expectations;
•changes in accounting standards and practices; and
•the impact of the U.S. tax legislation enacted in 2017, and changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2019 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.